Service Corporation International Completes Offering of $200 Million of Senior Notes

HOUSTON, Nov. 8, 2012 /PRNewswire/ -- Service Corporation International (NYSE: SCI) ("SCI"), the largest provider of deathcare products and services in North America, announced today that it had successfully completed its previously announced public offering of $200 million aggregate principal amount of its 4.5% Senior Notes due 2020. SCI intends to use the net proceeds from the offering, along with a borrowing of approximately $9.6 million under its second amended and restated credit facility, to redeem all of its outstanding 7 3/8% Senior Notes due 2014.

SCI also announced today that it intends to redeem approximately $181 million aggregate principal amount of its Series A 7 3/8% Senior Notes due 2014 as described above. The redemption price will be 111.87% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date, which is December 8, 2012. Settlement will occur on December 10, 2012. Pursuant to the terms of the indenture, the Bank of New York Mellon Trust Company, N.A., acting as Trustee, sent notices to all Holders of the Notes on November 8, 2012. The Trustee is the redemption agent/paying agent and may be reached at Corporate Trust, 601 Travis, 16th Floor, Houston, Texas 77002.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell SCI's 7 3/8% Senior Notes due 2014. This press release does not constitute a notice of redemption pursuant to the indenture governing the notes.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. SCI cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.

Factors that could cause actual results to differ from those set forth in the forward-looking statements are contained in SCI's filings with the SEC, which are available at SCI's website www.sci-corp.com or at the SEC's web site www.sec.gov. SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise, except as required by applicable law.

For additional information contact:

Investors: Debbie Young - Director / Investor Relations	(713) 525-9088
Media: Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066